Exhibit 5
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 885-5000
January 31, 2006
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618
Re:   Form S-3 Registration Statement File No. 333-130132
Ladies and Gentlemen:
     You have requested our opinion in connection with the filing by Midway Games Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-3 File No. 333-130132 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the offering by the selling stockholder identified in the Registration Statement, of up to 61,905 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), previously issued by the Company as consideration for the purchase of shares of the capital stock of CWS Entertainment Ltd. d/b/a Paradox Development (“Paradox”) under an Agreement and Plan of Reorganization among the Company, Paradox, MCWSP Acquisition, Inc. and Christine Hsu, the sole shareholder of Paradox (the “Merger Agreement”) and the stock purchase rights (the “Rights”) associated with the Shares pursuant to the terms and conditions of the Third Amended and Restated Rights Agreement dated as of October 14, 2003, as amended, between the Company and The Bank of New York, as rights agent (the “Rights Agreement”).
     We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary as a basis for the opinion expressed below. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. Where factual matters relevant to this opinion were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.
     Based upon and subject to the qualifications, exceptions and limitations set forth above and below, it is our opinion that:
1.	the Shares are validly issued, fully paid and nonassessable; and

2.	in accordance with the terms of the Rights Agreement, the Rights associated with the Shares are validly issued.
     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.
     Please note that partners of this firm hold options to purchase shares of Common Stock.

Very truly yours,
/s/ Blank Rome LLP
Blank Rome LLP